Exhibit 107

Calculation of Filing Fee Tables

424B2
(Form Type)

Natixis Commercial Mortgage Securities LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Mortgage Backed Securities	D2-Natixis Multifamily Mortgage Trust 2026-M1, Commercial Mortgage Pass-Through Certificates, Series 2026-M1	457(s)	$377,960,000	100%	$377,960,000	0.00013810	$52,196.28
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$377,960,000		$52,196.28
	Total Fees Previously Paid							$52,196.28
	Total Fee Offsets
	Net Fee Due							$0.00
(1)	This is the final prospectus for the D2-Natixis Multifamily Mortgage Trust 2026-M1, Commercial Mortgage Pass-Through Certificates, Series 2026-M1. This table relates to the payment of registration fees in connection with the registration statement on Form SF-3 of which this prospectus forms a part (No. 333-274151), which was filed with the Securities and Exchange Commission on August 22, 2023, as amended by a Form SF-3/A filed on September 11, 2023, and became effective on September 14, 2023 (the “Registration Statement”).
(2)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number 0001539497-26-002065).